Exhibit 99.(a)(24)

PROTECT YOUR INVESTMENT

Vote against the Resolutions Proposed by the Harmony Board

Stop Harmony’s offer for Gold Fields

November 5, 2004

Dear Harmony Shareholder:

Further to our letter dated November 3rd, we are writing to urge you to vote AGAINST the ordinary and special resolutions proposed by the Board of Directors of Harmony at the general meeting of Harmony shareholders that will be held at Harmony’s corporate office on Friday, November 12, 2004 at 11:00 A.M. (South African time).

If you have already voted for Harmony’s proposal, YOU SHOULD REVOKE YOUR VOTE by completing, signing and returning the enclosed Form of Proxy TODAY voting AGAINST the ordinary and special resolutions proposed by the Harmony Board of Directors.

Remember, your last dated proxy is the only one that counts.

For your convenience, we have provided voting instructions below:

HOLDERS OF ORDINARY SHARES:

If you are currently a certificated or “own name” dematerialised holder of Harmony Ordinary Shares:

As described in Note 3 on the back of the Form of Proxy, certificated or “own name” dematerialised shareholders must return the duly completed form of proxy to Harmony’s transfer secretary, Ultra Registrar (Proprietary) Limited, before 11:00 A.M. (South Africa time) on Wednesday, November 10, 2004, at the following address:

In South Africa

Hand deliver to :	Ultra Register (Proprietary) Limited 11 Diagonal Street Johannesburg, 2001 South Africa

Mail to :	Ultra Register (Proprietary) Limited PO Box 4844 Johannesburg, 2001 South Africa

In the UK

Hand/Mail to:	Capita IRG plc (trading as Capita Registrars) The Registry 34 Beckenham Road Beckenham, Kent BR3 4TU United Kingdom

If you are currently dematerialised holder of Ordinary Shares with other than “own name” registration:

Please provide your Central Securities Depository Participant (“CSDP”) or broker with your voting instruction in order for your nominee to vote in accordance with your instruction at the Harmony general meeting.

ADR HOLDERS:

If you are an ADR holder as of the October 6, 2004 record date:

If your ADRs are held in your account at a broker or bank, please contact the person responsible for your account with instructions to cast your vote AGAINST the ordinary and special resolutions at the general meeting of Harmony shareholders on November 12. Your bank or broker can call Innisfree M&A Incorporated collect at +1-212-750-5833 for assistance in executing your vote. IMPORTANT: The vote cut-off for ADRs is 3:00 P.M. (NYC time) on Friday, November 5.

If you held the certificate for your ADRs, as of the October 6, 2004 record date, please sign, date and fax your executed ADR Voting Instruction Form to Innisfree M&A Incorporated at +1-212-750-5799. Innisfree will ensure that Bank of New York, the ADR Depositary, receives your instructions prior to the vote cut-off for ADRs at 3:00 P.M. (NYC time) on Friday, November 5.

If you purchased your ADRs after the October 6, 2004 record date, and wish to vote:

If you are able to contact the seller of the ADRs, you may be able to prevail upon them to vote the ADRs. Please provide them with the voting instructions for holders as of the record date, above.

     OR

You can “break” your ADRs (i.e., convert them to Ordinary Shares), thereby enabling you to vote up until 11:00 A.M. (South Africa time) on November 10, 2004, which is the voting deadline for the general meeting of Harmony shareholders on November 12. Please follow the instructions on the next page on how to “break” your ADRs and vote your Ordinary Shares.

To “break” your ADRS (i.e., convert them to Ordinary Shares) please immediately follow the following instructions:

1. Please open an account with a South African CSDP (a list of CSDPs may be obtained from the STRATE. The STRATE website is: www.strate.co.za).

2. Please instruct the bank or broker holding your ADR account to follow the instructions in the box in Annex A at the end of this letter.

3. It typically takes 3 business days, including the date on which you provide your ADR bank or broker with the instructions, until your ADRs are converted into Ordinary Shares. Once your ADRs are converted into Ordinary Shares, the Standard Bank of South Africa, which is a CSDP, will send a notice to Harmony to update their shareholder register to account for your Ordinary Shares under the name of your South African CSDP.

4. Please contact the person responsible for your account at your CSDP or the Standard Bank of South Africa, which is a CSDP, on the third day after you have instructed your ADRs bank or broker to “break” your ADRs, and instruct your CSDP or the Standard Bank of South Africa, which is a CSDP, to cast your vote AGAINST the ordinary and special resolutions at the general meeting of Harmony shareholders on November 12.

5. If you wish, you will be able to convert your Ordinary Shares back into ADRs after you vote at the November 12 general meeting of Harmony shareholders. Please instruct your CSDP to follow the instructions in the box in Annex B at the end of this letter to convert your Ordinary Shares back into ADRs.

TIME IS OF THE ESSENCE. IF YOU DO NOT FOLLOW INSTRUCTIONS 1 THROUGH 5 ABOVE BY MONDAY, NOVEMBER 8, 2004, IT IS UNLIKELY THAT YOU WILL BE ABLE TO “BREAK” YOUR ADRS (CONVERT THEM INTO ORDINARY SHARES) AND VOTE YOUR ORDINARY SHARE AT THE NOVEMBER 12 HARMONY SHAREHOLDER MEETING.

If you have any questions in connection with the above instructions, please call Innisfree M&A Incorporated at +1-877-687-1871 (toll free for the U.S. and Canada) or 00-800-7710-9971 (toll free for countries in the European Union). If you are outside the toll free areas, you should call collect +1-646-822-7436.

Yours sincerely,

Ian Cockerill
CEO
Gold Fields Limited

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

ANNEX A

For the Cancellation of Unrestricted ADRS into Ordinary Shares

The following information should be faxed to (212) 815-6000 on your company letterhead:

Your DTC participant number
CUSIP number of the BNY DR Issue
Number of ADRs to be delivered for conversion to Ordinary Shares

Detailed instructions for the delivery of ordinary shares in the home market. Please include receiving CSDP name, account name and/or account number.

Name and telephone number of your office contact that will accept our DTC mark (SPO Charge) for the cancellation fee or, indicate if fed wire payment

Please place a call to the Cancellation Desk at (212) 815-2231 to confirm receipt of the fax, the BNY local custodian, underlying shares, trade/settlement dates and cancellation fee.

Using the information on your fax, The Bank of New York will input a Free Receive instruction into our DTC Participant 2504, account 016201. Please instruct your DTC area to make a Free Delivery of the ADRs to The Bank of New York DTC Participant 2504, account 016201.

When our receive is matched to your delivery, a SPO charge of 5 cents per ADR plus $7.50 (using reason code S7) will be sent to your DTC participant number and a SWIFT message is sent to our local custodian for the release of the ordinary shares. Please advise your local agent to receive the ordinary shares with matching trade/settlement dates.

Cancellation fees paid via fed wire must be received before we instruct our custodian to release the ordinary shares. Please confirm receipt of fed wire with the Cancellation Desk. The fed wire instructions are as follows:

ABA	021000018
Sub A/C	GLA 111 594
Attn:	Cancellation Desk
Ref:	“Cancellation of (name and #) ADR’s” and your Company’s name

ANNEX B

For the ISSUANCE of ORDINARY SHARES into UNRESTRICTED ADRS

Please use our website www.adrbny.com and select DR Tool Box then, Global Custodian Network to identify the Bank of New York’s local custodian. Instruct your agent in the local market to deposit the ordinary shares with BNY’s local custodian for the issuance of the underlying ADRs. Please provide the following information to our local custodian:

Indicate ordinary shares are for deposit to The Bank of New York ADR account DTC participant number, safekeeping account number and sub-account name and/or BIC to which ADRs are to be delivered

Name and telephone number of domestic contact for the receipt of the ADRs

Upon the receipt of the ordinary shares, BNY’s custodian will send a confirmation of deposit along with your delivery instructions in SWIFT format to The Bank of New York, ADR Department. Our Issuance Desk will then deliver the underlying ADRs versus our issuance fee from our DTC participant #2504.

Sponsored ADR deliveries will be made against payment of issuance fees*, therefore, advise your office to set up “receive vs. payment” match instruction

Please be advised The Bank of New York, as Depositary, has the right to suspend the issuance of ADRs due to a corporate action or other market restrictions.

Issuance fees paid via fed wire must be received before the ADRs can be issued to your account. The fed wire instructions are as follows:

ABA	021000018
Sub A/C	GLA 111 594
Attn:	Issuance Desk- Fees
Ref:	“Issuance of (name and #) ADR’s” and your Company’s name

*Issuance fees are 1-5 cents (based on the price of the stock) rounding up to the nearest 100.